June 22, 2015

Nell. H. Beattie

***********

Dear Nell:

VBI Vaccines Inc. (the “Company”) is pleased to offer you employment in the position of Director, Corporate Development and Investor Relations reporting to the Chief Executive Officer. Your anticipated start date will be no later than June 29, 2015.

This letter is intended to summarize some of the terms of your employment. We refer you to the policies, plans and practices of the Company for more details on the terms and conditions of your employment.

Generally, your duties and responsibilities as the Company’s Director, Corporate Development and Investor Relations are to:

Corporate Development (in collaboration with CEO & VP: Business Development)

Acquisitions

●	Lead and/or support investigation of new opportunities (e.g., products, verticals, geographies) for potential investment to accelerate the company’s strategy
●	Build the company’s acquisition strategy, working closely with the Leadership Team
●	Actively manage the acquisition funnel: including opportunity identification, target assessment, market research, financial analysis, etc.
●	Play a pivotal role in the deal team and manage/contribute to key deal activities on all transactions, including:
○ Financial modeling, including valuation and synergy development
○ Due diligence
○ Definitive agreement negotiation
○ Investment memo / board presentations
●	Interact regularly with third party advisors (legal, financial, tax, consultants)
●	Lead post-merger integration planning and implementation

Investments

●	Lead and/or support analysis of venture and minority investment opportunities
●	Review term sheets and investment agreements
●	Lead and/or support due diligence, working closely with operating teams
●	Manage regular reporting on investments

Corporate

●	Work closely with senior management to identify and drive key strategy projects, providing leadership and analytical support where needed
●	Lead and/or support major corporate initiatives (e.g., partnerships, organizational change, negotiations, etc.)
●	Prepare materials for Board of Directors meetings, including regular business updates, strategy reviews, and special topics

Investor Relations (in collaboration with CEO and CFO)

●	Participate and/or present at Investor meetings and conferences
●	Receive and screen investor calls, providing approved distribution materials, answering questions and deferring inquiries as appropriate to CEO and CFO.
●	Provide support by composing and/or editing a variety of documents. This may include highly confidential correspondence, contracts and proposals.
●	Assist with the review and approval of corporate communications documents including press releases, website postings, and regulatory filings.
●	Assist with the preparation and distribution of Investor Relations materials as directed by CEO and CFO.

You will be an “at-will” employee, which means that either you or the Company may end the employment relationship at any time for any reason or no reason at all. This offer letter does not constitute, and is not intended to be, a contract of employment for any set period of time.

Your anticipated base salary will be the equivalent of $125,000 payable semi-monthly (which equates to $5,208.33 USD each pay period), less appropriate withholdings and payable in accordance with the Company’s standard payroll policies (the “Base Salary”). Financial circumstances permitting, the Company conducts an annual performance review of all employees. Performance bonuses are determined based on the individual’s performance as well as that of the company attaining its corporate objectives as well. You will be eligible to be considered for an annual cash bonus of up to twenty-five percent (25%) of your then applicable Base Salary (the “Bonus”). Bonus entitlement shall be based on you meeting certain performance objectives, which shall be mutually established with the Company within three months after the start date and shall be re-established on an annual basis thereafter as approved by the Board of Directors. Entitlement to this bonus will be contingent upon you remaining actively employed with the Company through the date any Bonus is paid. The Bonus will generally be paid within ninety (90) days after the end of the applicable calendar year. You shall not be entitled to any portion of any Bonus that might otherwise have been awarded for any calendar year during which your employment terminates for any reason. All determinations regarding any Bonus will be made by the Board in its sole discretion.

As a condition of employment you will be required to relocate to the Cambridge-area, MA. The Company agrees to cover reasonable costs of relocation up to a maximum of seven thousand five hundred ($7,500.00). Expenses that may be covered include, but are not limited to, costs charged by a moving company to relocate your belongings including insurance and storage costs related to the move, house-hunting trips but excluding costs related to the sale of your existing home except any commission paid to a registered real estate agent for their assistance in selling your current residence and any commission or fees paid on the purchase or rental of your new residence. For greater certainty, land transfer fees are considered as part of the capital cost of purchasing a home and not as moving expenses. In addition, the Company will reimburse you up to a maximum of four thousand dollars ($4,000.00) of transitional housing costs during the first month after your start date. The relocation and housing expenses will be reimbursed upon submission of an expense report including supporting documentation and/or original receipts.

The company also agrees to pay you a signing bonus of thirty-seven thousand five hundred dollars ($37,500.00) (“Signing Bonus”), payable in the first payroll following your start date. Should you resign or be terminated for Cause prior to the second anniversary from your employment start date, fifty percent (50%) of the Signing Bonus is fully repayable.

“Cause” means that, in the good faith and reasonable determination of the Board, you have (i) breached any fiduciary duty or legal or contractual obligation to the Company; (ii) engaged in gross negligence, willful misconduct, fraud, embezzlement, acts of dishonesty, or a conflict of interest relating to the affairs of the Company or any of its subsidiaries or affiliates; (iii) been convicted of or pleaded nolo contendere to: (A) any misdemeanor relating to the affairs of the Company or any of its subsidiaries or affiliates; or (B) any felony or indictable offence; or (iv) engaged in a violation of any federal, state laws or foreign securities laws.

You will be eligible to participate in such healthcare, insurance and 401(k) benefits as may be offered to the Company’s employees from time to time. The terms and carrier of the Company’s healthcare, insurance and 401(k) benefits are subject to change from time to time, at the Company’s sole discretion.

You will be eligible to receive options to purchase shares of the capital stock of VBI Vaccines Inc. through its 2014 Equity Incentive Plan (“SOP Plan”), subject at all times to the terms of, and as described more fully in, the SOP Plan. Subject to approval of the Board of Directors, you will be granted 35,000 stock options at closing price of the stock on the date of grant, and subject to the following vesting: i) 25% of the grant vesting on the first year anniversary of your employment, ii) beginning in month 13 and monthly thereafter until month 48, a pro-rata portion of the remaining 75%.

You will be eligible to accrue a total three week’s paid vacation during each complete year of your employment, which vacation must be taken at a time convenient to the Company. You are expected to use your full vacation allotment each year; any unused vacation time at the end of each completed year of your employment will not be carried forward from one year into the next, unless otherwise modified by company policy.

Your employment is contingent upon (a) the completion of standard employment forms and favourable reference checks; (b) providing verification of employment eligibility in the United States, pursuant to the Immigration and Reform Control Act of 1986; and (c) execution by you of the attached Intellectual Property and Confidential Information Agreement in the form attached. All payments described in this offer are subject to applicable withholdings and taxes.

If your employment is terminated after the first anniversary of this Agreement by the Company without Cause (other than as a result of the death or Disability of the Employee) or by the Employee for Good Reason, the Employee shall be entitled to payments of Base Salary and properly documented expense reimbursement that had accrued but had not been paid prior to the date of such termination, and payments for any accrued but unused vacation time.

The Employee shall provide two weeks notice in the event of resignation.

This offer letter shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Yours very truly,

/s/ Jeff Baxter
Jeff Baxter
President & CEO

INTELLECTUAL PROPERTY AND
CONFIDENTIAL INFORMATION AGREEMENT

This Intellectual Property and Confidential Information Agreement (the “Agreement”) is entered into as of _________________, 2015 between VBI Vaccines Inc. (hereinafter called the “Company”) and me, the undersigned individual. I understand that the references to the “Company” in this Agreement refer to VBI Vaccines Inc., Variation Biotechnologies (US), Inc., Variation Biotechnologies, Inc. (Canada) and all past, present and future parents, subsidiaries, affiliates and related business entities, successors and assigns, wherever located. This Agreement is intended to cover all of my intellectual property and confidential information obligations to the Company since the date that I commenced employment or engagement with the Company (the “Effective Date”).

I recognize that the Company is engaged in the vaccine design, development and manufacturing business. I also recognize the importance of protecting the Company’s trade secrets, know-how, confidential information and other proprietary information and related rights acquired through the expenditure of time, effort and money by the Company.

NOW THEREFORE, in consideration of my employment and/or continued employment with the Company, including the compensation provided to me by the Company and the benefits I will receive in connection with same, I make the following representations and agree to the following terms and conditions of my employment:

1.	Definitions

(a) “Confidential Information” means all of the materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright) provided by the Company to me, or which is available to me during the course of my employment, including, without limitation the following:

i.	any and all versions of the Company’s products (whether software or hardware) and related documentation owned or marketed by the Company;

ii.	all Developments (as defined below);

iii.	information regarding the Company’s business operations, methods and practices, recruiting and training policies, including marketing strategies, product plans (including unannounced products), product pricing, margins, hourly rates, per diems and information regarding the financial affairs of the Company;

iv.	customer lists, quotations or proposals given to customers, requirements of specific customers, and the names of the suppliers to the Company, and the nature of the Company’s relationships with these clients and suppliers;

v.	technical and business information of or regarding the clients or customers of the Company obtained in order to enable or assist the Company in providing such clients or customers with products and services, including information regarding the business operations, methods and practices and product plans of such clients;

vi.	any other trade secret or confidential or proprietary information received by the Company from third parties and in the possession or control of the Company; and

vii.	any other materials or information related to the Company’s business which are not generally known to others, regardless of whether such information is in paper or electronic format or any other format;

provided that, Confidential Information shall not include information which:

viii.	is generally known or in the public domain at the time of disclosure; or

ix.	though originally Confidential Information becomes generally available to the public through no fault of mine, as of the date of its becoming part of the public knowledge.

The absence of any notice indicating confidentiality on any material will not imply that same is not Confidential Information.

(b)	“Developments” include, without limitation any methods, processes, procedures, systems, inventions (whether patentable or not), devices, discoveries, concepts, know-how, data, databases, technology, products, software (in executable and source code formats), templates, documentation, specifications, compilations, designs, reports, trade-marks, and any enhancements, modifications, or additions to the foregoing or to any products owned, marketed or used by the Company which relate, directly or indirectly, to the Company’s present or reasonably foreseeable business or any of my employment activities and which are developed, created, generated or reduced to practice by me, alone or jointly with others, during my employment with the Company, whether during or after working hours, whether prior to or following the Effective Date, and whether or not resulting from the use of the premises or property of the Company.

2.	Non-Disclosure of Confidential Information

At all times during and subsequent to the termination of my employment with the Company, I shall keep in strictest confidence and trust the Confidential Information, I shall take all necessary precautions against unauthorized disclosure of the Confidential Information, and I shall not directly or indirectly disclose, allow access to, transmit or transfer the Confidential Information to a third party, nor shall I copy or reproduce the Confidential Information except as may be reasonably required for me to perform my duties for the Company.

3.	Restricted Use of Confidential Information

(a) At all times during and subsequent to the termination of my employment with the Company, I shall not use the Confidential Information in any manner except as reasonably required for me to perform my duties for the Company.

(b) Without limiting my obligations under paragraph 3(a) hereof, I agree that at all times during and subsequent to the termination of my employment with the Company I shall not use or take advantage of the Confidential Information for creating, maintaining or marketing, or aiding in the creation, maintenance or marketing, of any product which is competitive with any product owned or marketed by the Company Group.

(c) Upon the request of the Company, and in any event upon the termination of my employment with the Company, I shall immediately return to the Company all materials, including all copies in whatever form, containing the Confidential Information which are in my possession or under my control.

4.	Ownership of Confidential Information and Developments

(a) I acknowledge and agree that I shall not acquire any right, title or interest in or to the Confidential Information.

(b) I agree to make full disclosure to the Company of each Development promptly after its creation.

(c) I hereby assign and transfer to the Company, and agree that the Company shall be the exclusive owner of, all of my right, title and interest to each Development throughout the world, including all trade secrets, patent rights, copyrights and all other intellectual property rights therein. I further agree to cooperate fully at all times during and subsequent to my employment with respect to signing further documents and doing such acts and other things reasonably requested by the Company to confirm such transfer of ownership of rights, including intellectual property rights, effective at or after the time the Development is created and to obtain patents or copyrights or the like covering the Developments. I agree that the Company, its assignees and their licensees are not required to designate me as the author of any Developments. I agree that the obligations in this paragraph 4(c) shall continue beyond the termination of my employment with the Company with respect to Developments created during my employment with the Company.

(d) I hereby grant a power of attorney to the Company to have the Company execute on my behalf all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company and its successors, assigns and nominees sole and exclusive rights, title and interest in and to such Developments, and any copyrights, patents, trade-marks, industrial designs (design patents), topographies (mask work rights) or other intellectual property rights relating thereto.

(e) I hereby waive in whole all moral rights which I may have in the Developments, including the right to the integrity of the Developments, the right to be associated with the Developments, the right to restrain or claim damages for any distortion, mutilation or other modification of the Developments, and the right to restrain use or reproduction of the Developments in any context and in connection with any product, service, cause or institution. I will confirm any such waiver from time to time as requested by the Company.

5.	List of Pre-employment Inventions

If I wish to clarify that something created by me prior to entering into this Agreement, either alone or jointly with others, that relates to the Company’s actual or proposed business is not within the scope of this Agreement, I have listed it on the attached Exhibit “A” (“Pre-employment Inventions”). Exhibit “A” also includes a listing of the numbers of all applicable registrations or pending applications for the Pre-employment Inventions in all applicable countries, and a brief description of all unpatented inventions or ideas, which I made prior to the commencement of the employment with the Company. Any patentable improvements made on these Pre-employment Inventions during the term of the employment and for a period of six (6) months after the termination of the employment are Developments within the scope of this Agreement. If I use or, except pursuant to this Section 5, disclose Pre-employment Inventions when acting within the scope of the employment or otherwise on behalf of the Company, I hereby grant Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and use all such confidential information and intellectual property rights. If no such list is attached, if the attached list is not completed or if Exhibit “A” is a “NIL” list, then I hereby represent that I do not own any Pre-employment Inventions as at the date of this Agreement.

6.	No Competition or Solicitation

Prior to and during the course of my employment with the Company, I have been and will be exposed to, provided with, given access to the Company’s Proprietary Information. I have had and will have contacts with the Company’s customers, potential customers, vendors and distribution network. I understand that the Company invests substantial time, money and other resources in developing and maintaining the confidential nature of its Proprietary Information and in developing its goodwill and reputation. I also understand that the Company invests substantial time, money and other resources in hiring educating and training employees and developing in its employees skills and knowledge specific to the Company and its business.

I agree that, during my employment with the Company and for one year thereafter, regardless of whether I resign or am terminated and regardless of the reason for termination of my employment relationship, I will not, directly or indirectly, individually or as a consultant to, or an employee, officer, director, manager, stockholder (except as a stockholder owning less than one percent (1%) of the shares of a corporation whose shares are traded on a national securities exchange), partner, member, or other owner or participant in any business entity other than the Company:

(a)	carry on, participate in, or engage in any business that competes directly with the Business of the Company in the United States or Canada. For purposes of this Agreement, the term “Business of the Company” means the research, development or commercialization of peptide-based vaccines for infectious diseases affecting humans or animals;

(b)	solicit, employ, hire, endeavor to entice away from the Company, or offer employment or any consulting arrangement to, any person or entity who is, or was within the one-year period immediately prior thereto, employed by, or a consultant to, the Company; or

(c)	solicit or endeavor to entice away from the Company, any person or entity who is, or was within the one-year period immediately prior thereto, a customer or client of, supplier to, or other party having material business relations with the Company.

I agree that the restrictions in this Agreement, specifically including those in paragraphs 2, 3 and 6 above, are reasonable and necessary to protect the Company’s Confidential Information and goodwill. I further acknowledge that the restrictions in this Agreement will not prevent me from engaging in work or from obtaining employment or making a living, other than as expressly set forth in this Agreement after termination of my employment with the Company.

7.	No Conflicting Obligations

I acknowledge and represent to the Company that my performance during the period of my employment with the Company shall not breach any agreement or other obligation to keep confidential the proprietary information of any client of mine or any other third party. I further acknowledge and represent that I am not bound by any agreement or obligation with any third party that conflicts with any of my obligations under this Agreement.

I represent and agree that I will not bring to the Company and shall not use in the performance of my work with the Company, any trade secrets, confidential information and other proprietary information of any client of mine or any other third party. I represent and agree that in my work creating Developments I will not knowingly infringe the intellectual property rights, including copyright, of any third party.

8.	Enforcement

I acknowledge that full compliance with the terms of this Agreement is necessary to protect the business and goodwill of the Company and that a breach of this Agreement will irreparably and continually harm the Company, for which money damages may not be adequate.

I acknowledge and agree that damages may not be an adequate remedy to compensate the Company for any breach of my obligations contained in this Agreement, and accordingly I agree that in addition to any and all other remedies available to it, the Company shall be entitled to seek relief by way of a temporary or permanent injunction to enforce the obligations contained in this Agreement. Such relief shall be in addition to and not in lieu of any other remedies available to Company at law or in equity.

I also agree that in such event, I shall be bound by the restrictions set forth in this Agreement, specifically including those in paragraphs 2, 3 and 6 above, until a period of one (1) year has expired without a violation of such restrictions.

9.	Returning Company Documents

I agree that upon the termination of the employment I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all Confidential Information and Company proprietary information including, without limitation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, together with any third party information received by me. In the event of the termination or other cessation of the employment, I agree to sign and deliver to the Company the “Termination Certificate” attached hereto as Exhibit “B”. Notwithstanding the foregoing, I shall be entitled to keep personal copies of (i) my compensation records, (ii) materials distributed to shareholders generally and (iii) this Agreement.

10.	General

(a) This Agreement shall be governed by and construed in accordance with the laws in force in the Commonwealth of Massachusetts applicable thereto.

(b) If any provision of this Agreement is wholly or partially unenforceable for any reason, such unenforceable provision or part thereof shall be deemed to be omitted from this Agreement without in any way invalidating or impairing the other provisions of this Agreement. Further, a court shall have the authority to reform and rewrite the “invalid or unenforceable” provision, so it will be valid and enforceable.

(c) In this Agreement any reference to a termination of employment shall include termination for any reason whatsoever and with or without cause.

(d) The obligations herein may not be changed or modified, released or terminated, in whole or in part, except in writing signed by the President of the Company and me.

(e) This Agreement supersedes all previous agreements, if any, between the Company and myself with respect to the subject matter of this Agreement. I agree, however, that this Agreement does not purport to set forth all of the terms and conditions of my employment, and that I have other obligations to the Company that are not set forth in this Agreement.

(f) The rights and obligations under this Agreement shall survive the termination of my employment and shall inure to the benefit of and shall be binding upon (i) my heirs and personal representatives and (ii) the successors and assigns of the Company.

(g) The Company may transfer and/or reassign me and change my duties and responsibilities, including transferring my employment to a subsidiary, affiliate or related business entity of Variation Biotechnologies, Inc. based in Canada. I agree that such changes do not affect, alter or modify my obligations under this Agreement and that I will continue to be bound by this Agreement without further consideration or compensation and regardless of any such change.

(h) Neither the Company’s failure to enforce the terms of this Agreement on previous occasions, nor its failure to enforce another agreement similar to this with another employee, shall constitute a waiver of any term or provision in this Agreement. The Company must be free to use its own judgment as to when enforcement of its rights hereunder is appropriate.

(i) I HAVE READ THIS AGREEMENT, UNDERSTAND IT, HAVE HAD THE OPPORTUNITY TO OBTAIN INDEPENDENT LEGAL ADVICE IN RESPECT OF IT, AND I AGREE TO ITS TERMS.

(j) I acknowledge having received a fully executed copy of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the 11th day of February, 2015.

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) )	Employee:
Witness	) )	Nell. H. Beattie

VBI Vaccines Inc.

By:
Name:	Jeff Baxter
Title:	President & CEO

EXHIBIT A

List of Pre-employment Inventions (if applicable)

Title	Date	Identifying Number or Brief Description
●	●	●

Brief Description(s) of All of Pre-employment Unpatented Inventions Or Ideas:

None

Date: _____________, 2015

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) ) )
Witness	) )	Nell. H. Beattie

EXHIBIT B

Termination Certificate

To:	VBI Vaccines Inc. (the “Company”)

Re:	Intellectual Property and Confidential Information Agreement (the “Agreement”) dated _____________, 2015 between the Company and the Undersigned.

This is to certify that I do not have in my possession, nor have I failed to return, any confidential or proprietary information belonging to the Company, its subsidiaries, affiliates, licensors, successors or assigns, including without limitation, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items. I further certify that I have complied with all the terms of the Agreement signed by me, including the reporting of any Developments, inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants or licensees.

Date:

Signature:
Print Name:	Nell. H. Beattie